Exhibit 99.1

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson Senior Director, Investor Relations & Corporate Communications
847-405-2515 - dswenson@cfindustries.com

CF Industries Holdings, Inc. Reports Fourth Quarter
Net Earnings of $238.3 Million and EBITDA of $501.3 Million

Full Year Results Reflect Record Ammonia Shipments

Share Repurchases Result in Lowest Share Count Ever

Update For Capacity Expansion Projects Highlights Forecasted Cost Increase

DEERFIELD, IL—February 17, 2015—CF Industries Holdings, Inc. (NYSE: CF), a global leader in nitrogen fertilizer manufacturing and distribution, today announced results for its fiscal fourth quarter ended December 31, 2014.

Fourth Quarter Highlights

▪	Three percent increase in nitrogen revenues attributable to stronger ammonia and urea pricing.

▪	EBITDA(1) of $501.3 million, which includes $3.0 million of an adjustment to increase the pre-tax gain on the phosphate sale.

▪	Net earnings of $238.3 million or $4.82 per diluted share, which includes $1.8 million, or $0.04 per diluted share, of an adjustment to increase the after-tax gain on the phosphate sale.

▪	Repurchased 1.4 million shares for $373 million, resulting in the lowest shares outstanding ever.

Full Year Highlights

▪	Record twelve month ammonia shipments of 3.0 million tons.

▪	EBITDA(1) of $2.7 billion, which includes $750.1 million for the pre-tax gain on phosphate sale.

▪	Net earnings attributable to common stockholders of $1.4 billion or $27.08 per diluted share, which includes $462.8 million, or $9.01 per diluted share, for the after-tax gain on phosphate sale.

▪	Issued $1.5 billion of long-dated investment grade debt.

▪	Repurchased 7.7 million shares for $1.9 billion at an average price of approximately $250 per share.

▪	Increased the quarterly dividend by 50 percent from $1.00 to $1.50 per share.

Update on Capacity Expansion Projects

▪	The most recent cost estimate for the capacity expansion projects has increased just under 10 percent from $3.8 billion, up to approximately $4.2 billion.

▪
Increase primarily associated with Port Neal project which reflects updated construction estimates based on having received finalized engineering drawings, specific quantities of material and labor hours, and higher labor costs.

▪	The projected economics on the total project remain attractive with an investment return well into the teens and significantly above company's cost of capital.

▪	The projects remain on schedule, with planned Donaldsonville start up in third quarter 2015 for urea, fourth quarter 2015 for UAN and early 2016 for ammonia.

▪	Port Neal startup scheduled in mid-2016 for ammonia and third quarter 2016 for urea.
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(1)	Earnings Before Interest, Taxes, Depreciation and Amortization. See reconciliation of EBITDA in the table accompanying this release.

Overview of Results

CF Industries Holdings, Inc. today reported fourth quarter 2014 EBITDA of $501.3 million and net earnings attributable to common stockholders of $238.3 million, or $4.82 per diluted share. These results compared to EBITDA of $643.0 million and net earnings attributable to common stockholders of $325.8 million, or $5.71 per diluted share, in the fourth quarter of 2013. Nitrogen products segments net sales in the fourth quarter of 2014 were $1,216.5 million compared to $1,178.7 million in the same period last year. Total company net sales in the prior year are not comparable given the sale of the phosphate business.(2)
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(2)
Because of the sale of the phosphate business in 2014, the company completed certain changes to its reporting structures that reflect new reporting segments. The reporting segments now consist of: ammonia, granular urea, UAN, other and phosphate. The company’s nitrogen products segments consist of the ammonia, granular urea, UAN and the other segment as described in this release.

“The operating cash flow delivered by CF Industries was strong in the fourth quarter and for all of 2014, even in a year defined by difficult weather, elevated natural gas prices and volatility in global commodity markets,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc.

Certain items impacting the company's pre-tax income and after-tax earnings per diluted share for the fourth quarter of 2014 and 2013 are highlighted below:

	Three months ended December 31, 2014		Three months ended December 31, 2013
	Pre-tax $ in millions	After-tax EPS Impact	Pre-tax $ in millions	After-tax EPS Impact
	(in millions, except per share amounts)
(Gain) loss on mark-to-market - natural gas	$40.4	$0.51	$(54.0)	$(0.60)
(Gain) loss on foreign currency	11.0	0.14	(6.5)	(0.07)
Expansion project expenses	8.8	0.11	6.5	0.07
Gain on sale of phosphate business	(3.0)	(0.04)	—	—
Pension settlement charge	9.7	0.12	—	—
(Gain/income) loss/expense sub-total	$66.9	$0.84	$(54.0)	$(0.60)

CF Industries generated a three percent year over year increase in sales of its nitrogen products during the fourth quarter driven by higher average selling prices, partially offset by a decrease in overall sales volume. The decrease in EBITDA and net earnings was primarily attributable to higher realized natural gas costs and a mark-to-market loss on derivative positions in the fourth quarter of 2014 as compared to a gain on derivative positions in the fourth quarter of 2013.

Full year 2014 EBITDA was $2.7 billion and net earnings attributable to common stockholders was $1.4 billion, or $27.08 per diluted share, compared to EBITDA of $2.7 billion and net earnings attributable to common stockholders of $1.5 billion, or $24.74 per diluted share, for the comparable period in 2013. Full year 2014 EBITDA included $750.1 million of pre-tax gain on sale of the phosphate business, and net earnings included $462.8 million, or $9.01 per diluted share, of after-tax gain.

Certain items impacting the company's pre-tax income and after-tax earnings per diluted share for the full year 2014 and 2013 are highlighted below.

	Twelve months ended December 31, 2014		Twelve months ended December 31, 2013
	Pre-tax $ in millions	After-tax EPS Impact	Pre-tax $ in millions	After-tax EPS Impact
	(in millions, except per share amounts)
(Gain) loss on mark-to-market - natural gas	$79.5	$0.97	$(52.9)	$(0.57)
(Gain) loss on foreign currency	38.4	0.47	(20.8)	(0.22)
Expansion project expenses	30.7	0.38	10.8	0.12
Gain on sale of phosphate business	(750.1)	(9.01)	—	—
Pension settlement charges	13.1	0.16	—	—
Pre-IPO owners tax savings settlement(1)	—	—	55.2	0.93
(Gain/income) loss/expense sub-total	(588.4)	(7.03)	(7.7)	0.26
Benefit for prior net operating losses (NOL)(1)	—	—	(75.8)	(1.28)
Total	$(588.4)	$(7.03)	$(83.5)	$(1.02)
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(1)
During the first quarter of 2013, the company recognized a tax benefit for net operating losses generated prior to its IPO.  The deductions allowed under a settlement with the IRS reduced the tax provision by $75.8 million, and the company recorded a $55.2 million non-operating expense for the portion of the tax savings from the settlement that is payable to the company’s pre-IPO owners.  Consequently, the net after-tax benefit to the company was $20.6 million, or $0.35 per diluted share.

Industry Conditions

For nitrogen fertilizers, the fourth quarter of 2014 was marked by restocking activities to replenish low inventories, particularly in North America and India. Global operating rates for ammonia began to increase from the low rates seen during the third quarter, and several off-shore producers chose to maximize merchant ammonia sales as opposed to upgrading the ammonia into other forms of nitrogen. Lower operating rates for urea production outside of China, combined with a greater than normal volume of India urea tenders, led to a record quarterly and annual level of Chinese urea exports.

A tighter North American ammonia inventory position and lower global production compared to the fall of 2013 led to higher ammonia prices on a year-over-year basis during the fourth quarter. However, cold weather in the U.S. Cornbelt during November caused a reduction in fall ammonia application. The reduced fall application contributed to strong expectations for spring 2015 demand and many North American dealers expressed significant interest in purchasing ammonia and UAN for spring delivery.

Global urea prices at the start of the quarter were well above prior year levels given strong international demand to rebuild depleted inventories in several regions, notably North America and India. While high Chinese exports during the fourth quarter resulted in a record of approximately 15 million short tons of urea in calendar 2014, these volumes were required due to urea production outages in other regions and to satisfy Indian demand. Several large Indian tenders and inventory restocking activity in North America helped to put a solid floor under urea prices, as shown in granular prices at the U.S. Gulf of Mexico with a low point of approximately $305 per short ton in the fourth quarter of 2014 compared to $282 in the fourth quarter of 2013.

The UAN market was relatively stable during the fourth quarter with prices little changed from the same period in 2013 as customers took an interest in building inventory in anticipation of strong spring demand due to the reduced fall ammonia application season. While North America was a destination for a higher level of imports than the prior year, the company believes these imports were needed to fill depleted inventories and prepare for spring demand.

Outlook

CF Industries continues to forecast 90 million acres of corn will be planted in 2015. Given the shortened fall ammonia application season across the northern U.S. and Canada, a significant volume of nitrogen will still need to be applied in the first half of 2015 to catch up to the overall levels needed to support the expected planted acres. The demand is reflected in the company's strong order book as shown by the increase in advance customer payments compared to the end of 2013.

Since November, retailers, wholesalers and distributors have been placing advance orders to secure ammonia availability for what is expected to be a strong spring application season. The company is pleased with its order book, especially in consideration of the decreases in international ammonia prices seen entering 2015.

The company has experienced strong customer interest in purchasing urea for delivery into April as well, and has opted to book orders to take advantage of attractive pricing opportunities. Urea prices through and subsequent to the fourth quarter were largely unaffected by the decline in global oil prices, as the urea price floor continues to be dependent on the cost structure of Chinese based producers utilizing coal as their primary feedstock. The company expects China will export a minimum of about 11 million tons during 2015, but the volume could be greater due to the potential for strong global demand and reduced output for those producers facing continued gas shortages in some parts of the world.

UAN prices have increased from their 2014 lows due to increased buyer interest, particularly in the U.S. Cornbelt where some demand is expected to switch to UAN to make up the nitrogen levels needed in the soil given the reduced fall ammonia application.

“We have an attractive order book and are well positioned to capitalize on the fertilizer market conditions we see developing for the first half of 2015,” stated Mr. Will. “With a broad base of ammonia and UAN storage assets, and one of the largest urea production systems in North America, we will be able to have the nitrogen products farmers need in place for what is anticipated to be a robust spring application season.”

Attractive North American natural gas costs, in comparison to feedstock costs in other regions of the world, continue to support CF Industries’ long-term cash generation prospects. Natural gas production in the U.S. lower-48 states was, on average, almost 5 billion cubic feet per day higher in the fourth quarter 2014 than 2013. Higher production, combined with lower than expected natural gas consumption in late December and January, has led to industry projections that the natural gas storage balance is expected to be at or above the five year average at the end of winter, and potentially significantly above by November 2015. As a result, gas prices have decreased to less than $3.00 per MMBtu compared to the collars the company has for 90 percent of its gas needs through the first quarter of 2015 with an average floor price of $3.41 per MMBtu and an average ceiling of $4.25 per MMBtu. Henry Hub natural gas futures are below $3.00 per MMBtu through most of 2015, and do not exceed $4.00 on a calendar year basis until 2021. As of the beginning of February, the company had no material hedges in place beyond the first quarter of 2015.

Update on Capacity Expansion Projects

The company recently updated its cost estimate to complete its projects to construct new ammonia, urea and UAN plants at Donaldsonville, Louisiana and new ammonia and urea plants at Port Neal, Iowa. The update was based upon refined estimates for specific quantities of construction materials and work-hours based upon final issued-for-construction drawings from the engineering firms designing the plants.

Based on this review, the most recent cost estimate for the capacity expansion projects has increased just under 10 percent from $3.8 billion to approximately $4.2 billion. Taking into account the more detailed engineering and construction information and additional progress the company has made on the projects, the potential variance to the budget has also been tightened to plus or minus a few percentage points, as compared to the original plus or minus 10 percent level of accuracy.

The company has found that the full impact of the costs associated with building the plants in western Iowa will exceed the original estimate due to increases in material content and higher labor costs than initially modeled. There are additional materials and work hours needed for increased construction and winterization scope, and higher wage and per diem rates to attract and retain the qualified skilled-trade workers compared to the original estimate.

The projects continue to progress on-schedule, with anticipated start up dates of the third quarter 2015 for urea, fourth quarter 2015 for UAN and early 2016 for ammonia at Donaldsonville. Port Neal is scheduled to start up in mid-2016 for ammonia and in the third quarter of 2016 for urea. These projects will increase the company's nitrogen capacity by 1.7 million nutrient tons, or approximately 25 percent. Even including the higher cost estimates, the company continues to expect the projects to generate an internal rate of return well into the teens, significantly above the company's cost of capital.

For 2015, the company expects total capital expenditures in a range of $2.0 billion to $2.5 billion. This consists of between $1.5 billion and $2.0 billion for the capacity expansion projects and approximately $500 million of sustaining and other capital expenditures.

Consolidated Results

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(in millions, except as noted)
Net sales	$1,216.5	$1,326.3	$4,743.2	$5,474.7
Cost of sales	772.2	732.5	2,964.7	2,954.5
Gross margin	$444.3	$593.8	$1,778.5	$2,520.2

Gross margin percentage	36.5%	44.8%	37.5%	46.0%

EBITDA	$501.3	$643.0	$2,712.3	$2,684.9

Net earnings attributable to common stockholders	$238.3	$325.8	$1,390.3	$1,464.6

Diluted earnings per share	$4.82	$5.71	$27.08	$24.74

Tons of product sold (000s):
Nitrogen product segments	3,521	3,560	13,276	12,945
Phosphate segment	—	415	487	1,857
Total tons of product sold	3,521	3,975	13,763	14,802

Cost of natural gas:
Purchased natural gas costs (per MMBtu)(1)	$3.99	$3.67	$4.49	$3.64
Realized derivatives (gain) loss (per MMBtu)(2)	0.08	0.07	(0.24)	0.02
Cost of natural gas (per MMBtu)	$4.07	$3.74	$4.25	$3.66

Average daily market price of natural gas
Henry Hub (per MMBtu)	$3.75	$3.84	$4.32	$3.72

Capital expenditures	$535.8	$190.9	$1,808.5	$823.8

Production volume by product tons (000s):
Ammonia(3)	1,753	1,940	7,011	7,105
Granular urea	590	656	2,347	2,474
UAN (32%)	1,626	1,652	5,939	6,332
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(1)	Includes the cost of natural gas purchased during the period for use in production.

(2)	Includes the impact of gains and losses on natural gas derivatives that were settled and realized during the period. Excludes the unrealized mark-to-market gains and losses on natural gas derivatives.

(3)	Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF Industries recognized revenue in the second quarter of 2014 from sales of phosphate inventory that remained in its distribution system after the sale of the phosphate business to The Mosaic Company in the first quarter. Because of the sale of the phosphate business, the phosphate segment ceased to have reported results after the second quarter of 2014.

With the sale of the phosphate business in 2014, the company made certain changes to its reporting structures that reflect new operating segments. The reporting segments now consist of: ammonia, granular urea, UAN, other and phosphate. These segments are differentiated by products, which have varied agricultural and industrial applications. Historical financial results have been restated to reflect the new segment structure on a comparable basis. The phosphate segment will continue to be shown only until there are no prior year results from the segment.

Comparison of 2014 to 2013 Fourth Quarter periods:

•
Net sales for nitrogen products increased primarily due to higher average prices in each segment except UAN, and higher urea and other segment sales volumes. These were partially offset by lower ammonia and UAN sales volumes.

•
Gross margin decreased primarily due to increased realized natural gas costs and the impact of net mark-to-market losses. Unrealized losses on natural gas hedges of $40.4 million in the fourth quarter of 2014 compared to unrealized gains of $54.0 million in 2013.

Comparison of 2014 to 2013 twelve month periods:

•
Full year 2014 total net sales, excluding the phosphate segment, declined from the prior year primarily due to lower average selling prices for nitrogen products, partially offset by higher nitrogen sales volumes including record full year 2014 ammonia shipments of 3.0 million tons.

•
EBITDA declined due to lower revenue and higher natural gas costs than the prior year. Full year results for 2014 included $79.5 million of non-cash pre-tax net mark-to-market losses on natural gas derivatives, compared to $52.9 million of pre-tax unrealized gains on natural gas derivatives in 2013.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated nitrogen fertilizer, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen product that the company upgrades into other nitrogen fertilizers such as urea and UAN solution.

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(in millions, except as noted)
Net sales	$467.0	$439.4	$1,576.3	$1,437.9
Cost of sales	290.1	210.1	983.2	656.5
Gross margin	$176.9	$229.3	$593.1	$781.4

Gross margin percentage	37.9%	52.2%	37.6%	54.3%

Sales volume by product tons (000s)	836	859	2,969	2,427
Sales volume by nutrient tons (000s)(1)	685	704	2,434	1,990

Average selling price per product ton	$559	$512	$531	$592
Average selling price per nutrient ton(1)	682	624	648	723

Gross margin per product ton	$212	$267	$200	$322
Gross margin per nutrient ton(1)	258	326	244	393

Depreciation and amortization	$15.5	$15.8	$69.0	$58.2
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2014 to 2013 Fourth Quarter periods:

•
Ammonia sales volume decreased due to the early arrival of cold and wet weather in the Northern Tier and U.S. Cornbelt causing a shortened fall ammonia application season. The reduction in agricultural ammonia sales was partially offset by sales to The Mosaic Company.

•
Ammonia average selling prices increased in the fourth quarter of 2014 compared to the fourth quarter of 2013 due to tighter North American inventory and lower global supply as a result of reduced production in off-shore regions.

•	Ammonia gross margin declined from 2013 to 2014 primarily due to higher natural gas costs and lower sales volumes, which were partially offset by higher average prices.

•
Ammonia volume, average selling price and gross margin percentage were all impacted by the 86,000 tons of ammonia sold to The Mosaic Company. Prior to the sale of the phosphate business, Point Lisas Nitrogen Limited ("PLNL") sold ammonia to CF Industries for use in the phosphate business and the cost was included in production costs of the phosphate segment. Subsequent to the sale of the phosphate business, CF Industries now sells the PLNL sourced ammonia to Mosaic. The revenue from these sales to Mosaic and costs to purchase the ammonia from PLNL is included in the ammonia segment. This ammonia is purchased from PLNL at market prices, and resold to Mosaic at similar prices, having the effect of reducing the company’s ammonia segment gross margin percentage. The company continues to recognize its share of the profit from the production of the associated ammonia within the “Equity in earnings of operating affiliates” (i.e. PLNL) line on the income statement.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen fertilizers.

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(in millions, except as noted)
Net sales	$231.1	$204.6	$914.5	$924.6
Cost of sales	138.5	85.7	516.6	410.1
Gross margin	$92.6	$118.9	$397.9	$514.5

Gross margin percentage	40.1%	58.1%	43.5%	55.6%

Sales volume by product tons (000s)	646	611	2,459	2,506
Sales volume by nutrient tons (000s)(1)	297	281	1,131	1,153

Average selling price per product ton	$358	$335	$372	$369
Average selling price per nutrient ton(1)	778	728	809	802

Gross margin per product ton	$143	$195	$162	$205
Gross margin per nutrient ton(1)	312	423	352	446

Depreciation and amortization	$10.5	$8.9	$37.5	$37.4
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2014 to 2013 Fourth Quarter periods:

•
Granular urea sales volume increased as the company chose to sell into a rising urea price environment as customers were restocking inventory levels which were exceptionally low at the end of the third quarter of 2014, compared to the prior year period when the company chose to limit sales during a period of weak industry prices.

•	Granular urea average price per ton increased due to tight global supply, robust domestic demand and the company’s decision to sell into the spot market for prompt delivery.

•	Granular urea gross margin decreased due primarily to higher natural gas cost, which was partially offset by higher sales volume and prices.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid fertilizer product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(in millions, except as noted)
Net sales	$420.5	$447.5	$1,669.8	$1,935.1
Cost of sales	267.2	223.6	997.4	895.6
Gross margin	$153.3	$223.9	$672.4	$1,039.5

Gross margin percentage	36.5%	50.0%	40.3%	53.7%

Sales volume by product tons (000s)	1,597	1,680	6,092	6,383
Sales volume by nutrient tons (000s)(1)	505	532	1,925	2,015

Average selling price per product ton	$263	$266	$274	$303
Average selling price per nutrient ton(1)	833	841	867	960

Gross margin per product ton	$96	$133	$110	$163
Gross margin per nutrient ton(1)	304	421	349	516

Depreciation and amortization	$41.1	$43.3	$179.3	$172.6
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2014 to 2013 Fourth Quarter periods:

•	UAN sales volume decreased as the company chose not to export UAN as it did in 2013, and instead to build inventory in anticipation of attractive domestic sales opportunities in 2015.

•	UAN gross margin decreased due to lower sales and higher natural gas costs.

Other Segment

CF Industries’ other segment includes ammonium nitrate (AN), diesel exhaust fluid (DEF) and urea liquor. AN is a granular, nitrogen-based product with a nitrogen content of 34 percent. DEF is an aqueous urea solution made with 32.5 percent high-purity urea and 67.5 percent deionized water. Urea liquor is a liquid product that the company sells as a chemical intermediate in concentrations of 40 percent, 50 percent and 70 percent urea.

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(in millions, except as noted)
Net sales	$97.9	$87.2	$414.2	$380.2
Cost of sales	76.4	67.2	309.2	270.3
Gross margin	$21.5	$20.0	$105.0	$109.9

Gross margin percentage	22.0%	22.9%	25.4%	28.9%

Sales volume by product tons (000s)	442	410	1,756	1,629
Sales volume by nutrient tons (000s)(1)	122	112	484	446

Average selling price per product ton	$221	$213	$236	$233
Average selling price per nutrient ton(1)	802	779	856	852

Gross margin per product ton	$49	$49	$60	$67
Gross margin per nutrient ton(1)	176	179	217	246

Depreciation and amortization	$17.3	$14.7	$66.9	$60.2
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2014 to 2013 Fourth Quarter periods:

•	Other segment volume was higher due to increased DEF sales and strong AN sales.

•	Other segment average selling price increased due to higher prices on DEF and agricultural AN.

•	Other segment gross margin increased primarily due to higher sales, partially offset by higher gas costs.

Environmental, Health & Safety Performance

As of December 31, 2014, CF Industries’ 12-month rolling average recordable incidence rate reached an all-time low of 1.3, compared to the most recently available 3-year average of 2.8 for the company’s broad set of peer chemical companies. Additionally, CF employees had no lost-time accidents during the fourth quarter.

“Reflecting CF Industries’ strong safety culture, in January 2015 we announced to our employees the creation of the Stephen R. Wilson Excellence in Safety Award,” said Mr. Will. “The intent of this annual award is to recognize excellence in safety culture and practices and facilitate a one company perspective on safety across the enterprise. I look forward to highlighting and formally recognizing our best behavioral and process safety practices through this program.”

Balance Sheet and Cash Flow Items

As of December 31, 2014, CF Industries had total liquidity of $3.1 billion including its $1.0 billion undrawn revolving credit facility. Total long-term debt was $4.6 billion.

Total cash capital expenditures during the quarter were $535.8 million. Of this, $383.1 million related to the capacity expansion projects, bringing year-to-date cash expenditures to $1.3 billion and project announcement to date cash expenditures to $1.8 billion. In addition to the year-to-date cash expenditures, the company has accrued payables related to the expansion projects of $244.3 million. Year-to-date capital expenditures for sustaining items totaled approximately $500 million.

During the fourth quarter, the company repurchased 1.4 million shares for approximately $373 million. Subsequent to the quarter, the company repurchased an additional 437,000 shares for approximately $127 million, bringing the company's shares outstanding down to 47.9 million as of January 31, 2015, representing the lowest share count for the company ever. As a result of the share repurchases, and high-return investments in production growth, the company's nitrogen nutrient tons per thousand shares has increased by 165 percent from 53 prior to the acquisition of Terra Industries to 140 as of January 31, 2015. As of February 1, 2015, the company had $500 million remaining authorization under its current share repurchase program.

Dividend Payment

On February 4, 2015, CF Industries’ Board of Directors declared a quarterly dividend of $1.50 per common share. The dividend will be paid on February 27, 2015, to stockholders of record as of February 17, 2015.

Conference Call

CF Industries will hold a conference call to discuss these fourth quarter and year-to-date results at 9:00 a.m. ET on Wednesday, February 18, 2015. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, a non-GAAP financial measure, provides additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA to GAAP are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These statements include, but are not limited to, statements about future strategic plans; and statements about future financial and operating results. Important factors that could cause actual results to differ materially from our expectations include, among others: the volatility of natural gas prices in North America; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. agricultural industry; reliance on third party providers of transportation services and equipment; risks associated with cyber security; weather conditions; our ability to complete our production capacity expansion projects on schedule as planned and on budget or at all; risks associated with other expansions of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the significant risks and hazards involved in producing and handling our products against which we may not be fully insured; our reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our ability to manage our indebtedness; and loss of key members of management and professional staff. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries website. Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
RESULTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(in millions, except per share amounts)
Net sales	$1,216.5	$1,326.3	$4,743.2	$5,474.7
Cost of sales	772.2	732.5	2,964.7	2,954.5
Gross margin	444.3	593.8	1,778.5	2,520.2
Selling, general and administrative expenses	32.5	45.0	151.9	166.0
Other operating—net	11.8	(6.6)	53.3	(15.8)
Total other operating costs and expenses	44.3	38.4	205.2	150.2
Gain on sale of phosphate business	3.0	—	750.1	—
Equity in earnings of operating affiliates	15.8	9.4	43.1	41.7
Operating earnings	418.8	564.8	2,366.5	2,411.7
Interest expense	41.1	39.8	178.2	152.2
Interest income	(0.2)	(0.6)	(0.9)	(4.7)
Other non-operating—net	1.4	0.4	1.9	54.5
Earnings before income taxes and equity in earnings of non-operating affiliates	376.5	525.2	2,187.3	2,209.7
Income tax provision	132.1	187.2	773.0	686.5
Equity in earnings of non-operating affiliates—net of taxes	6.7	3.4	22.5	9.6
Net earnings	251.1	341.4	1,436.8	1,532.8
Less: Net earnings attributable to noncontrolling interest	12.8	15.6	46.5	68.2
Net earnings attributable to common stockholders	$238.3	$325.8	$1,390.3	$1,464.6

Net earnings per share attributable to common stockholders:
Basic	$4.83	$5.73	$27.16	$24.87
Diluted	$4.82	$5.71	$27.08	$24.74

Weighted-average common shares outstanding:
Basic	49.3	56.9	51.2	58.9
Diluted	49.5	57.1	51.3	59.2

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,996.6	$1,710.8
Restricted cash	86.1	154.0
Accounts receivable—net	191.5	230.9
Inventories	202.9	274.3
Deferred income taxes	84.0	60.0
Prepaid income taxes	34.8	33.4
Assets held for sale	—	74.3
Other current assets	18.6	92.4
Total current assets	2,614.5	2,630.1
Property, plant and equipment—net	5,525.8	4,101.7
Investments in and advances to affiliates	861.5	926.0
Goodwill	2,092.8	2,095.8
Noncurrent assets held for sale	—	679.0
Other assets	243.6	245.5
Total assets	$11,338.2	$10,678.1

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$589.9	$564.1
Income taxes payable	16.0	73.3
Customer advances	325.4	120.6
Liabilities held for sale	—	26.8
Other current liabilities	48.4	43.5
Total current liabilities	979.7	828.3
Long-term debt	4,592.5	3,098.1
Deferred income taxes	818.6	833.2
Noncurrent liabilities held for sale	—	154.5
Other noncurrent liabilities	374.9	325.6
Equity:
Stockholders' equity	4,209.7	5,076.1
Noncontrolling interest	362.8	362.3
Total equity	4,572.5	5,438.4
Total liabilities and equity	$11,338.2	$10,678.1

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
STATEMENTS OF CASH FLOWS

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(in millions)
Operating Activities:
Net earnings	$251.1	$341.4	$1,436.8	$1,532.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	94.0	96.8	392.5	410.6
Deferred income taxes	2.9	(70.1)	18.5	(34.3)
Stock-based compensation expense	3.0	3.1	16.6	12.6
Excess tax benefit from stock-based compensation	—	(2.1)	(8.7)	(13.5)
Unrealized loss (gain) on derivatives	51.6	(55.3)	119.2	(59.3)
Gain on sale of phosphate business	(3.0)	—	(750.1)	—
Loss on disposal of property, plant and equipment	1.2	0.6	3.7	5.6
Undistributed earnings of affiliates—net of taxes	27.7	1.6	(11.5)	(11.3)
Changes in:
Accounts receivable—net	(61.0)	(44.2)	36.1	0.4
Inventories	50.2	6.0	63.8	(80.3)
Accrued and prepaid income taxes	13.2	79.3	(56.8)	(153.4)
Accounts payable and accrued expenses	(46.0)	(19.9)	(53.2)	49.5
Customer advances	(135.4)	(312.6)	204.8	(260.1)
Other—net	(17.8)	12.9	(3.1)	67.5
Net cash provided by operating activities	231.7	37.5	1,408.6	1,466.8
Investing Activities:
Additions to property, plant and equipment	(535.8)	(190.9)	(1,808.5)	(823.8)
Proceeds from sale of property, plant and equipment	0.8	1.5	11.0	12.6
Proceeds from sale of phosphate business	18.4	—	1,372.0	—
Sales and maturities of short-term and auction rate securities	—	6.9	5.0	13.5
Canadian terminal acquisition	—	(72.5)	—	(72.5)
Deposits to restricted cash funds	—	(42.6)	(505.0)	(154.0)
Withdrawals from restricted cash funds	59.6	—	573.0	—
Deposits to asset retirement obligation funds	—	(2.9)	—	(2.9)
Other—net	(8.4)	12.1	9.0	7.8
Net cash used in investing activities	(465.4)	(288.4)	(343.5)	(1,019.3)
Financing Activities:
Proceeds from long-term borrowings	—	—	1,494.2	1,498.0
Financing fees	—	—	(16.0)	(14.5)
Purchases of treasury stock	(343.7)	(297.6)	(1,934.9)	(1,409.1)
Acquisitions of noncontrolling interests in CFL	—	—	—	(918.7)
Dividends paid on common stock	(74.3)	(57.2)	(255.7)	(129.1)
Distributions to noncontrolling interest	(8.2)	(9.3)	(46.0)	(73.7)
Issuances of common stock under employee stock plans	5.6	4.0	17.6	10.3
Excess tax benefit from stock-based compensation	—	2.1	8.7	13.5
Other—net	—	43.0	(43.0)	43.0
Net cash used in financing activities	(420.6)	(315.0)	(775.1)	(980.3)
Effect of exchange rate changes on cash and cash equivalents	(0.3)	(9.5)	(4.2)	(31.3)
Increase (decrease) in cash and cash equivalents	(654.6)	(575.4)	285.8	(564.1)
Cash and cash equivalents at beginning of period	2,651.2	2,286.2	1,710.8	2,274.9
Cash and cash equivalents at end of period	$1,996.6	$1,710.8	$1,996.6	$1,710.8

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
SEGMENT DATA

Phosphate Segment (1)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(in millions, except as noted)
Net sales	$—	$147.6	$168.4	$796.9
Cost of sales	—	145.9	158.3	722.0
Gross margin	$—	$1.7	$10.1	$74.9

Gross margin percentage	—%	1.2%	6.0%	9.4%

Sales volume by product tons (000s)(2)	—	415	487	1,857

Average selling price per product ton	$—	$356	$346	$429

Depreciation, depletion and amortization(1)	$—	$3.8	$—	$42.3

(1) The company’s phosphate segment principal products were diammonium phosphate (DAP) and monoammonium phosphate (MAP). On March 17, 2014, CF Industries sold the phosphate mining and manufacturing business in Florida to The Mosaic Company pursuant to an Asset Purchase Agreement dated as of October 28, 2013. Effective on November 1, 2013, the assets and liabilities sold were classified as held for sale and we were no longer depreciating the amounts in property, plant and equipment. Starting third quarter of 2014, the phosphate segment ceases to have reported results as the remaining inventory was completely sold during the second quarter of 2014.

(2) Represents DAP and MAP product sales.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. The company has presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the fertilizer industry.

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(in millions)
Net earnings attributable to common stockholders	$238.3	$325.8	$1,390.3	$1,464.6
Interest expense (income)—net	40.9	39.2	177.3	147.5
Income taxes	132.1	187.2	773.0	686.5
Depreciation, depletion and amortization	94.0	96.8	392.5	410.6
Less: other adjustments	(4.0)	(6.0)	(20.8)	(24.3)

EBITDA	$501.3	$643.0	$2,712.3	$2,684.9

Notes:

Net earnings for the twelve months ended December 31, 2014 includes a $462.8 million net of tax gain on the sale of the phosphate business. EBITDA for the twelve months ended December 31, 2014 includes a $750.1 million pre-tax gain on sale of the phosphate business.

Net earnings and EBITDA for the three months ended December 31, 2014 include a $40.4 million unrealized net mark-to-market loss on natural gas derivatives, $11.0 million loss on foreign currency derivatives, a $3.0 million adjustment to increase the pre-tax gain on the phosphate sale, $9.7 million of pension settlement charge and $8.8 million of expansion project expenses.

Net earnings and EBITDA for the twelve months ended December 31, 2014 include a $79.5 million unrealized net mark-to-market loss on natural gas derivatives, $38.4 million loss on foreign currency derivatives, $13.1 million of pension settlement charges and $30.7 million of expansion project expenses.

Net earnings and EBITDA for the three months ended December 31, 2013 include a $54.0 million unrealized net mark-to-market gain on natural gas derivatives, $6.5 million gain on foreign currency derivatives and $6.5 million of expansion project expenses.

Net earnings and EBITDA for the twelve months ended December 31, 2013 include a $52.9 million unrealized net mark-to-market gain on natural gas derivatives, $20.8 million gain on foreign currency derivatives and $10.8 million of expansion project expenses.

Net earnings for the twelve months ended December 31, 2013 include a $20.6 million net benefit resulting from the realization of net operating losses (NOLs) from periods prior to the company’s initial public offering (IPO). EBITDA for the twelve months ended December 31, 2013 include a $55.2 million non-operating expense to record the liability payable to the company’s pre-IPO owners for the NOL carry-forward settlement.